Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements give effect to the transaction between our company and Cequent using the purchase method of accounting for the business combination.

We cannot assure you that we and Cequent will not incur charges in excess of those included in the pro forma total consideration related to the transaction or that management will be successful in its efforts to integrate the operations of the companies.

In addition to the impact of ongoing integration activities, the timing of completion of the transaction and other changes in net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The merger has not been consummated as of the date of the preparation of this unaudited pro forma condensed combined consolidated financial information and there can be no assurances that the merger transaction will be consummated.

The unaudited pro forma condensed combined consolidated financial information does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings or other costs which may result from the merger, or the result of final valuations of intangible assets and liabilities, which will not be determined until after the consummation of the merger, or the result of amounts which may be borrowed by our company from Cequent pursuant to terms of the loan agreement, which was entered into concurrent and in connection with the execution of the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of March 31, 2010

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	MDRNA	Cequent
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Current assets:
Cash and cash equivalents	$2,630	$2,116	$5,984	B	$10,730
Restricted cash	1,156	—	—		1,156
Prepaid expenses and other current assets	553	32	—		585

Total current assets	4,339	2,148	5,984		12,471
Property and equipment, net	4,258	367	—	C	4,625
Intangible assets	—	—	41,700	D	41,700
Goodwill	—	—	8,278	E	8,278
Other assets	—	45	—		45

Total assets	$8,597	$2,560	$55,962		$67,119

Current liabilities:
Accounts payable	$2,139	$46	1,549	F	$3,734
Other accrued liabilities	3,044	232	—		3,276
Deferred revenue — current portion	126	576	(576)	G	126

Total current liabilities	5,309	854	973		7,136
Deferred revenue, net of current portion	—	693	(693)	G	—
Deferred rent and other liabilities	1,597	12	—		1,609
Fair value liability for price adjustable warrants	11,214	—	—		11,214
Deferred taxes	—	—	14,595	D	14,595

Total liabilities	18,120	1,559	14,875		34,554

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock	—	16,897	(16,897)	H	—
Common stock and additional paid in capital	262,984	1,901	43,637	A	306,621
			(1,901)	H
Accumulated deficit	(272,507)	(17,797)	(1,549)	F	(274,056)
			17,797	H

Total stockholders’ equity (deficit)	(9,523)	1,001	41,087		32,565

Total liabilities and stockholders’ equity (deficit)	$8,597	$2,560	$55,962		$67,119

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the quarter ended March 31, 2010

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	MDRNA	Cequent
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
License and other revenue	$184	$144	—		$328

Operating expenses:
Research and development	3,599	291	—		3,890
Selling, general and administrative	2,559	764	—		3,323
Restructuring	26	—	—		26

Total operating expenses	6,184	1,055	—		7,239

Loss from operations	(6,000)	(911)	—		(6,911)

Other income (expense):
Interest and other expense	(780)	—	—		(780)
Change in fair value liability for price adjustable warrants	(2,710)	—	—		(2,710)

Total other expense, net	(3,490)	—	—		(3,490)

Net loss	$(9,490)	$(911)	—		(10,401)

Net loss per common share — basic and diluted	$(0.20)		—		$(0.12)

Shares used in computing net loss per share — basic and diluted	47,328		38,351	I	85,679

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the year ended December 31, 2009

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	MDRNA	Cequent
			(Unaudited)		(Unaudited)
License and other revenue	$14,732	$581	—		$15,313

Operating expenses:
Research and development	14,882	3,498	—		18,380
Selling, general and administrative	10,088	2,314	—		12,402
Restructuring	455	—	—		455

Total operating expenses	25,425	5,812	—		31,237

Loss from operations	(10,693)	(5,231)	—		(15,924)

Other income (expense):
Interest income	5	11	—		16
Interest and other expense	(538)	(36)	—		(574)
Change in fair value liability for price adjustable warrants	2,526	—	—		2,526
Gain on settlement of liabilities, net	654	—	—		654

Total other income (expense), net	2,647	(25)	—		2,622

Net loss	$(8,046)	$(5,256)	—		(13,302)

Net loss per common share — basic and diluted	$(0.21)		—		$(0.18)

Shares used in computing net loss per share — basic and diluted	37,457		38,351	I	75,808

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

1. Description of Transaction

We and Cequent have entered into an Agreement and Plan of Merger, dated as of March 31, 2010, which is referred to as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of our company and Cequent. Under the merger agreement, Calais Acquisition Corp., a wholly-owned subsidiary of our company, which is referred to as the merger sub, will merge with and into Cequent. This transaction is referred to as the merger. Cequent will then continue as a wholly-owned subsidiary of our company.

At the effective time of the merger, each share of Cequent Series A-1 convertible preferred stock and common stock outstanding immediately prior to the effective time of the merger will be exchanged for shares of our common stock at an exchange ratio that implies a purchase price for Cequent common and preferred stockholders of approximately $44 million, plus an additional value of approximately $2 million to Cequent warrant and option holders, based on the 10-day volume-weighted average price of our common stock on The NASDAQ Global Market ending on March 31, 2010.

Based upon the outstanding shares of our common stock and assuming the exercise or conversion of all of our outstanding exercisable and non-exercisable warrants and stock options, and assuming the exercise or conversion of all of Cequent’s exercisable and non-exercisable warrants, stock options and preferred stock, immediately following the completion of the merger, Cequent securityholders would own approximately 37% of the combined company’s common stock and our securityholders would own approximately 63% of the combined company’s common stock. In addition to considering these relative securityholdings, MDRNA and Cequent management also considered the proposed composition of the Board of Directors, the proposed structure and members of the executive management team, the size of the combining entities and the terms of the exchange of equity interests in determining the accounting acquirer. Based on the weight of these factors, it was concluded that MDRNA is the accounting acquirer.

2. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial statements, which have been prepared by MDRNA have been derived from historical consolidated financial statements of MDRNA and historical financial statements of Cequent.

The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the purchase method of accounting based on Accounting Standards Codification (ASC) 805, Business Combinations, and are based on the historical consolidated financial statements of MDRNA and the acquired business lines after giving effect to the stock to be issued by MDRNA to consummate the acquisition, as well as pro forma adjustments.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the asset acquisition at the then-current market price, which may be different than the amount of consideration assumed in these unaudited pro forma condensed combined consolidated financial statements.

ASC 820, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in

ASC 820, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MDRNA may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect MDRNA’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the asset acquisition, primarily at their respective fair values and added to those of MDRNA. Financial statements and reported results of operations of MDRNA issued after completion of the asset acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Cequent.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by MDRNA are estimated to be approximately $1.5 million. As of March 31, 2010, MDRNA has incurred approximately $0.6 million in acquisition related transaction costs.

3. Accounting Policies

Upon consummation of the merger, MDRNA will perform a detailed review of Cequent’s accounting policies. As a result of that review, it may become necessary to conform the combined company’s financial statements to be consistent with those accounting policies that are determined to be more appropriate for the combined company. The unaudited pro forma condensed combined consolidated financial statements do not assume any differences in accounting policies.

4. Preliminary Purchase Price Determination

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Cequent:

The total preliminary purchase price is estimated at $43.7 million based on the closing price of our common stock on March 31, 2010 of $1.10 per share and is comprised of (in millions):

Equity Component	$44.7
Exercise price of vested Cequent options and warrants	(1.0)

Total purchase consideration	$43.7

5. Preliminary Allocation of Consideration Transferred

The estimated total purchase price of $43.7 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as follows (in millions):

Cash (a)	$8.1
Identifiable Intangible Assets (b)	41.7
Fixed Assets	0.4
Other Assets	0.1
Deferred Tax Liability (c)	(14.6)
Other Liabilities	(0.3)
Goodwill (d)	8.3

Total purchase consideration	$43.7

(a)	The merger agreement contains a condition that as of the closing date, Cequent must have a cash balance of at least (i) $5,100,000, minus the amount of Cequent’s ordinary course operating expenses from June 2, 2010 through the Closing Date; plus (iii) the difference of $3,000,000 and the aggregate principal amount loaned to MDRNA by Cequent under the Loan Agreement. The merger agreement permits Cequent to sell additional shares of Cequent capital stock, or debt or warrants convertible into capital stock of Cequent, to new and existing investors of Cequent, including but not limited to the sale of up to $7,520,000 of Series A-1 Convertible Preferred Stock. In April 2010, Cequent raised proceeds of approximately $2.5 million through the sale of 2,517,173 shares of Series A-1 Convertible Preferred Stock. Cequent is seeking to raise additional proceeds through additional sales of Series A-1 Convertible Preferred Stock.

(b)	As of the completion of the merger, identifiable intangible assets are required to be measured at fair value consistent with ASC Subtopic 820-10. The fair value measurements were performed after considering the highest and best use of the acquired intangible assets by market participants.

The fair value of the identifiable intangible assets was determined using either the income or cost approach.

For purposes of these unaudited pro forma condensed combined consolidated financial statements and using certain high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

In-Process Technology — Program #1	$33.5 million (Indefinite Life)
In-Process Technology — Program #2	6.2 million (Indefinite Life)
In-Process Technology — Program #3	2.0 million (Indefinite Life)

$41.7 million

The income approach, which relies on future estimates of cash flows, was used to estimate the fair value of the Program #1.

MDRNA believes that the information gathered during the due diligence process and from discussions with Cequent were adequate to perform preliminary fair value measurements of the primary intangible assets.

MDRNA valued the in-process technology of Program #1 and #2 utilizing a discounted cash flow model, which uses forecasts of future revenues and expenses related to the intangible assets. Program #3 was valued using the cost approach due to the early stage of development.

In-process technology will be accounted for as indefinite-lived intangible assets until the projects are completed or abandoned. Once the projects are completed or abandoned, MDRNA will determine the useful lives of these intangible assets, if any, and the intangible assets will be amortized over the useful lives.

Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. In the future, if it were determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

(c)	As of the completion of the merger, MDRNA will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for net acquired intangibles (see Note 6. Pro Forma Adjustments).

(d)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is evaluated annually for impairment.

6. Pro Forma Adjustments

Pro forma adjustments reflect those matters that are a direct result of the merger, which are factually supportable and, for pro forma adjustments to the pro forma condensed combined consolidated statement of operations, are expected to have continuing impact. The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(A)	The value of our shares to be issued is based on a per share value of $1.10, which is equal to the closing price per share of our common stock as reported on The Nasdaq Global Market on March 31, 2010. The equity component of the purchase price has been estimated at approximately $43.7 million consisting of the following shares to be issued, offset by the exercise price of vested stock options and warrants:

•	Approximately 38,350,620 shares of our common stock to be issued to holders of shares of Cequent preferred and common stock.

•

Approximately 2,274,832 shares of our common stock to be reserved for Cequent warrant holders, and Cequent option holders, for options vested or expected to vest as of the date of the merger which will be replaced by warrants and vested options to purchase shares of our common stock. The total exercise price for these options and warrants is estimated at $1.0 million.

The pro forma adjustment for shares and replacement warrants and vested options expected to be issued upon the merger includes the estimated value for the holders of the common stock, preferred stock, warrants and vested options, which represents an estimated 40,625,452 shares valued at approximately $44.7 million based on the March 31, 2010 closing price per share of our common stock, less proceeds from the exercise of vested stock options and warrants estimated at $1.0 million.

Approximately 579,267 shares of our common stock will be reserved for holders of unvested Cequent options as of the date of the merger which will be replaced by unvested options to purchase shares of our common stock. The stock-based compensation expense for the replacement options will be reflected in our statement of operations after the merger is consummated.

(B)	The merger agreement contains a condition that as of the closing date, Cequent must have a cash balance of at least (i) $5,100,000, minus the amount of Cequent’s ordinary course operating expenses from June 2, 2010 through the Closing Date; plus (iii) the difference of $3,000,000 and the aggregate principal amount loaned to MDRNA by Cequent under the Loan Agreement. The merger agreement permits Cequent to sell additional shares of Cequent capital stock, or debt or warrants convertible into capital stock of Cequent, to new and existing investors of Cequent, including but not limited to the sale of up to $7,520,000 of Series A-1 Convertible Preferred Stock. In April 2010, Cequent raised proceeds of approximately $2.5 million through the sale of 2,517,173 shares of Series A-1 Convertible Preferred Stock. Cequent is seeking to raise additional proceeds through additional sales of Series A-1 Convertible Preferred Stock. The pro forma adjustment for cash includes proceeds of approximately $2.5 million raised in April 2010 and an estimated $3.5 million for additional proceeds to be raised prior to the closing.

(C)	Management believes based upon its preliminary assessment that the estimated fair value of Cequent property and equipment, which is comprised primarily of lab and office equipment, reasonably approximates the Cequent net book value of the assets.

(D)	Portions of the purchase price are expected to be allocated to indefinite-lived intangible assets which were identified by management and have been valued on a number of factors in a preliminary appraisal. The pro forma adjustment amounts reflect management’s preliminary estimates of the fair values of assets to be acquired and liabilities to be assumed at the date of the merger. These estimates are preliminary because the merger has not yet occurred and management has not yet obtained all of the information that it has arranged to obtain and that is known to be available.

We have estimated a deferred tax liability of approximately $14.6 million relating to certain indefinite-lived intangible assets using a 35% tax rate.

(E)	Goodwill represents the excess of purchase price over the fair value of Cequent’s net assets, including identifiable intangible assets, acquired in the merger. Goodwill to be recorded in connection with the merger will differ from the amount presented here as management obtains all information that it has arranged to obtain and that is known to be available, and adjusts the allocation of purchase price accordingly and because the purchase price accounting will be based on MDRNA’s stock price at closing.

(F)	Expenses related to the merger including legal fees, investment banking fees, accounting fees, printing, filing and other costs and fees will be expensed as incurred. A pro forma adjustment estimated in the amount of $1,549,000 has been included on the unaudited pro forma condensed combined consolidated balance sheet as an increase in accounts payable, and as an increase to accumulated deficit.

(G)	Deferred revenue previously recorded by Cequent of approximately $1.3 million at March 31, 2010 has been eliminated as there are no future performance obligations in connection with the Definitive Research and License Agreement for selected Cequent Modulators, the right of which to enter into until June 13, 2012 has been granted to Novartis BioVentures Ltd. (or its affiliate).

(H)	The pro forma adjustments represent the elimination of Cequent’s stockholders equity accounts.

(I)	The weighted average number of shares is based on our historical weighted average shares outstanding and increased to give effect to the issuance of approximately 38,350,620 shares in connection with the merger. This excludes the effect of 2,854,099 common stock equivalents (stock options and warrants) to be issued in connection with the merger since such inclusion in the computation would be anti-dilutive.